Exhibit 99.2

CONSENT OF INTREPID PARTNERS, LLC

The Board of Directors of Contango Oil & Gas Company

717 Texas Ave., Suite 2900

Houston, Texas 77002

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 25, 2020, to the Board of Directors of Contango Oil & Gas Company, as Annex B to, and the reference to such opinion letter under the headings “Summary—Opinion of Contango’s Financial Advisor”, “The Merger—Recommendation of the Contango Board and Reasons for the Merger”, “The Merger—Certain Contango Unaudited Prospective Financial and Operating Information” and “The Merger—Opinion of Contango’s Financial Advisor” in, the joint consent statement/information statement/prospectus relating to the proposed merger involving Contango Oil & Gas Company and Mid-Con Energy Partners, LP, which joint consent statement/information statement/prospectus forms a part of the Registration Statement on Form S-4 of Contango Oil & Gas Company filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ Intrepid Partners, LLC

November 20, 2020